EXHIBIT 95

MINE SAFETY DISCLOSURE

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted. Section 1503 of the Act contains reporting requirements regarding mine safety. The operation of our quarries is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act. Set forth below is the required information regarding certain mining safety and health matters for the fiscal year ending March 31, 2012 for our locations with reportable information. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the quarry, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Legal Actions Pending as of Last Day of Period		Legal Actions Initiated During Period		Legal Actions Resolved During Period
American Gypsum Company Albuquerque, NM (2900181)	0	0	0	0	0	$300	0	0		0		0
American Gypsum Company Duke, OK (3400256)	2	0	0	0	0	$200	0	0		0		0
American Gypsum Company Eagle, CO (0503997)	0	0	0	0	0	$100	0	0		0		0
Centex Materials Buda, TX (4102241)	1	0	0	0	0	$300	0	0		0		2	(1)
Illinois Cement Company LaSalle, IL (1100003)	15	0	0	0	0	$14,000	0	0		0		0
Mountain Cement Company Laramie, WY (4800007)	4	0	0	0	0	$14,438	0	5	(2)	2	(3)	8	(4)
Mountain Cement Company Laramie, WY (4800529)	0	0	0	0	0	$0	0	0		0		1	(5)
Nevada Cement Company Fernley, NV (2600015)	15	0	0	0	0	$73,290	0	0		1	(6)	12	(7)
Texas Lehigh Cement Company Buda, TX (4102781)	3	0	0	0	0	$3,275	0	0		0		0
Western Aggregates Yuba, CA (0404950)	2	0	0	0	0	$9,031	0	0		0		1	(8)

(1)	The 2 legal actions resolved were penalty contests.
(2)	Of the 5 legal actions pending, 1 is a pre-penalty contest and 4 are penalty contests.
(3)	The 2 legal actions initiated were penalty contests.
(4)	Of the 8 legal actions resolved, 3 were pre-penalty contests and 5 were penalty contests.
(5)	The 1 legal action resolved was a penalty contest.
(6)	The 1 legal action initated was a penalty contest.
(7)	Of the 12 legal actions resolved, 5 were pre-penalty contests and 7 were penalty contests.
(8)	The 1 legal action resolved was a penalty contest.